EXHIBIT 99.1

Press Release For Immediate Release

Beazer Homes Updates Fiscal Year 2006 Outlook
ATLANTA, September 7, 2006 -Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that it is revising its outlook for fiscal 2006 diluted earnings per share to be in a range of $8.00 -$8.50, compared to its previous outlook of $9.25 - $9.75. The Company expects to close fewer homes in the fourth fiscal quarter than previously forecasted, as net sales through the two months ended August 31st were 49% below prior year levels and cancellations of existing contracts rose to 50% from 26% in the same period in the previous year. As compared to prior years, a higher percentage of home closings are being deferred or cancelled, immediately prior to closing in many cases, due to worsening buyer sentiment and the inability of buyers to sell their existing homes. This revised outlook also contemplates potential charges to exit non-strategic land positions currently under review.

Based on its existing backlog and the current state of demand, the Company presently estimates that it will deliver between 12,000 and 13,500 homes in fiscal 2007. The Company is reviewing its operating plan for fiscal 2007 in light of the ongoing deterioration in business conditions and is currently aligning its overhead structure and capital spending with this level of closings to maximize profitability and optimize capital efficiency during this period. The Company will provide its outlook for fiscal 2007 diluted earnings per share when it releases fourth quarter and fiscal 2006 financial results in early November.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, changes in levels of customer demand, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, and other factors described in the company’s Annual Report on Form 10-K/A for the year ended September 30, 2005 filed with the Securities and Exchange Commission on May 25, 2006.

Contact:	Leslie H. Kratcoski Beazer Homes 770-829-3764 lkratcos@beazer.com